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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CA, Inc.:

        We consent to incorporation by reference in this registration statement on Amendment No. 2 to Form S-4 of CA, Inc. (formerly Computer Associates International, Inc.) and subsidiaries of our report dated June 29, 2005, except for notes 9 and 12 (b), which are as of October 18, 2005, with respect to the consolidated balance sheets of CA, Inc. and subsidiaries as of March 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2005, and the related financial statement schedule, and our report dated June 29, 2005, except as to the seventh and tenth paragraphs of Management's Report on Internal Control over Financial Reporting (as restated), which are as of October 18, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2005, and the effectiveness of internal control over financial reporting as of March 31, 2005, which reports appear in the March 31, 2005, annual report on Form 10-K/A of CA, Inc., incorporated herein by reference and to the reference to our firm under the headings "Summary—Disclosure Controls and Procedures and Internal Control Over Financial Reporting" and "Independent Registered Public Accounting Firm" in the prospectus.

        Our report dated June 29, 2005, except as to the seventh and tenth paragraphs of Management's Report on Internal Control over Financial Reporting (as restated), which are as of October 18, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2005, expresses our opinion that CA, Inc. did not maintain effective internal control over financial reporting as of March 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: (i) the Company did not have policies and procedures over the accounting for credits attributable to software contracts executed under the Company's prior business model that were sufficient to prevent or detect the improper accounting for credits initially established under side agreements entered into during fiscal years 1998 through 2001; (ii) the Company did not have policies and procedures to identify, quantify, and record the impact on subscription revenue when a prior business model license agreement (i.e., license agreements entered into before October 2000 that resulted in upfront software license revenue recognition) was superseded by a subscription based license agreement prior to the expiration of the prior business model license agreement; and (iii) at March 31, 2005, the Company had an ineffective control environment in its Europe, Middle East and Africa region.

        Our report dated June 29, 2005, except for notes 9 and 12 (b), which are as of October 18, 2005, on the consolidated financial statements and the related financial statement schedule contains two explanatory paragraphs. The first explanatory paragraph states that the consolidated financial statements as of March 31, 2005 and 2004 and for each of the years in the three-year period ended March 31, 2005 have been restated. The second explanatory paragraph states that effective April 1, 2005, the Company adopted, on a modified retrospective basis, the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share—Based Payments" (SFAS No. 123(R)) which establishes accounting for stock-based awards exchanged for employee services.

/s/ KPMG LLP
New York, New York
March 1, 2006

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm